April 12, 2006

Grant of Power of Attorney for SEC Filings

RESOLVED, that the Directors and officers of the Fund who are required to execute any amendments to the Fund’s Registration Statement on Form N-1A be, and each of them hereby is, authorized by all of the Directors to execute a power of attorney appointing Michael J. Wagner, Andrew B. Rogers, Emile R. Molineaux and Kevin E. Wolf, their true and lawful attorneys to execute in their name, place and stead, in their capacity as Directors or officer, as applicable, of the Fund any of the above referenced documents and to file the same with the Securities and Exchange Commission; and shall have full power of substitution and re-substitution; and shall have full power and authority to do and perform in the name and on behalf of each of said Directors or officers, or any or all of them, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises, as fully and to all intents and purposes as each of said Directors or officers, or any or all of them, might or could do in person, said acts of said attorneys being hereby approved.

FURTHER RESOLVED that the proper officers of the Fund be, and each hereby is, authorized and directed to take such actions as are necessary and appropriate to affect the intent of the foregoing resolution.

/s/ Henry Alpert                                                              /s/ Mark Boyar

Henry Alpert                                                                  Mark Boyar

/s/ Richard Finkelstein                                                   /s/ A.F. Petrocelli

Richard Finkelstein                                                        A. F. Petrocelli

/s/ Jay Petschek

Jay Petschek